EXHIBIT (5)
                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                           [Letterhead of Registrant]

                                                          May 8, 1998



Imaging Diagnostic Systems, Inc.
6531 N.W. 18th Court
Plantation, FL  33313

        Re: Registration Statement on Form S-8/Professional Consulting Agreement

Gentleman:

This opinion is submitted pursuant to applicable rules of the Securities and Exchange Commission with respect to the registration by Imaging Diagnostic Systems, Inc. (the "Company") of an aggregate of 200,000 shares of Common Stock, no par value (the "Common Stock") pursuant to the Professioal Consulting Agreement (the "Agreement").

In my capacity as general counsel to the Company, I have examined the original, certified, conformed, or other copies of the Plan, the Company's Certificate of Incorporation, By-Laws and corporate minutes provided to me by the Company. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and in reliance of the foregoing, I am of the opinion that the Common Stock, when issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.



/s/ Rebecca J. Del Medico
------------------------
Rebecca J. Del Medico
General Counsel



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